October 21, 1996



Merrill Lynch Asset Growth Fund, Inc.
P. O. Box 9011
Princeton, New Jersey  08543-9011

     Re:   Merrill Lynch Asset Growth Fund, Inc.
           File Nos. 33-54005 and 811-7183

Ladies and Gentlemen:

           We have acted as counsel to Merrill Lynch
Asset Growth Fund,  Inc.  (the "Fund") in connection
with the sale of  197,410 shares  of  its  common
stock, par value $0.10  per  share  (the "Common
Stock"), pursuant to the Class A, Class B, Class
C  and Class  D  Distribution Agreements between
you and  Merrill  Lynch Funds  Distributor,  Inc.
(the "Distribution  Agreements").   You have  asked
us to furnish certain legal opinions in connection with the filing of a notice (the "Notice") under Rule
24f-2 under the Investment Company Act of 1940, as amended (the "Act").

           For purposes of the opinions expressed in
this letter, we have examined the Fund's Articles
of Incorporation, as amended through  the  date
hereof, and the Distribution  Agreements.   We
have also examined and relied upon such other documents and certificates as we have deemed necessary or advisable.

            Based on the foregoing and such
examination of law as we  have  deemed necessary,
we are of the opinion that  when  the 197,410
shares  of  the  Fund's  Common  Stock  referred
to  in paragraph  10  of the Notice were sold during
the  Fund's  fiscal year   ended   August  31,  1996
pursuant to the Distribution Agreements in reliance upon registration pursuant to Rule 24f-2 under the Act and in accordance with the currently effective prospectus of the Fund, the shares referred to above were legally issued, fully paid and non-assessable.


                                   Very truly yours,




                                   Rogers & Wells